Preferred Apartment Communities, Inc. Completes Sale of Student Housing Assets for an Aggregate Purchase Price of Approximately $478.7 million

Atlanta, GA, November 3, 2020

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") closed today the previously announced disposition of its student housing assets to TPG Real Estate Partners for aggregate gross proceeds of $478.7 million, which will result in net proceeds at closing of approximately $245.0 million, after the satisfaction of $233.7 million of property level debt and other closing adjustments and costs.
“We are very pleased to announce the completion of the disposition of our student housing assets to TPG Real Estate Partners, an experienced real estate owner and operator. Achieving occupancy and leasing rates for the 2020 academic year that exceeded the prior year drove value and demonstrates our track record of operational success at these properties of which we are very proud. As we have stated, this sale is strategic and consistent with our previously announced objectives to exit the student housing space, simplify our focus to our core suburban Sunbelt multifamily business, and realign our balance sheet,” stated Joel T. Murphy, Preferred Apartment Communities' President and Chief Executive Officer. Mr. Murphy added, “This transaction allows us to harvest capital to be used consistently with the aforementioned objectives.”

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers and Class A office buildings. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of June 30, 2020, the Company owned or was invested in 125 properties in 15 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. These forward-looking statements include, but are not limited to, statements regarding the expected use of proceeds from the sale. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com